Quest Resource Corporation Reports Increase in Year End
                             Proved Reserves of 36%

OKLAHOMA CITY, Oklahoma; March 22, 2005 - Quest Resource Corporation (OTC:QRCP) announced today an increase in proved reserves for the twelve months ended December 31, 2004 and year-end reserve replacement increase. This reserve data is presented for the twelve months ended December 31, 2004, as the Company has changed from a fiscal year ended May 31 to a calendar year ending December 31. Quest's estimated proved reserves at January 1, 2004 were 116,587,000 mcfe and at January 1, 2005, the estimated proved reserves were 150,099,000 mcfe. Considering production for the twelve months ended December 31, 2004 of 8,665,000 mcfe, the Company's reserves increased 42,177,000 mcfe, or 36%.

The 8,665,000 mcfe produced during the twelve months ended December 31, 2004 were replaced with an estimated 42,177,000 mcfe of new proved reserves, for a reserve replacement rate of 487% at a finding and development cost of $1.66 per thousand cubic feet of natural gas equivalent (mcfe).

Of the Company's estimated proved reserves at year-end 2004, 54% were proved developed and 46% were proved undeveloped. Quest's probable and possible reserves were estimated at 39,956,000 mcfe and 102,572,000 mcfe. The Company's reserve reports are prepared by the independent petroleum engineering firm of Cawley, Gillespie & Associates, Inc. of Fort Worth, Texas.

As of December 31, 2004, the Company's estimated future net cash flows discounted at 10% before taxes (PV-10) from its proved reserves were $398.9 million using adjusted prices of $6.30 per mcf of natural gas and $41.07 per barrel of oil. The PV-10 as of January 1, 2004 of its proved reserves was $209.6 million using adjusted prices of $4.61 per mcf of natural gas and $28.94 per barrel of oil. Actual cash flows from the Company's proved reserves will vary from these amounts due to the Company's hedging program and future gas prices. The Company has approximately 1,000 miles of pipelines for transporting the Company's natural gas production with a carrying value of $55.6 million as of December 31, 2004.

The increase in net proven reserves reflects the magnitude of growth accomplished by Quest through its strategic new well drilling and completion program. The Company believes it has the experienced employee base and development assets in place to accomplish its pace of development and anticipates increasing its gross daily production to 60 Mcf per day by year end 2005.

Quest's primary activity is the exploration, production, and transportation of natural gas in a 1,000 square mile region of southeastern Kansas and northeastern Oklahoma that is served by its approximate 1,000 mile gas pipeline network. For more information, visit the Quest website at www.qrcp.net.

Opinions, forecasts, projections or statements other than statements of historical fact, are forward looking statements that involve risks and uncertainties. Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although Quest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Actual results may differ materially due to a variety of factors, including without limitation: the uncertainty involved in exploring for and developing new natural gas reserves, the sale prices of natural gas and oil, environmental issues, weather conditions, competition, general market conditions, and other risks detailed in Quest's filings with the Securities and Exchange Commission. You can find Quest's filings with the Securities and Exchange Commission at www.qrcp.net or at www.sec.gov. By making these forward-looking statements, Quest undertakes no obligation to update these statements for revisions or changes after the date of this release.